Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) of Tonix Pharmaceuticals Holding Corp. for the registration of 4,451,717 shares of its common stock reserved for issuance under the Tonix Pharmaceuticals Holding Corp. 2012, 2014, and 2016 Stock Incentive Plans and to the incorporation by reference therein of our reports dated March 3, 2016, with respect to the consolidated financial statements and effectiveness of internal controls over financial reporting of Tonix Pharmaceuticals Holding Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ EISNERAMPER LLP

New York, New York
June 29, 2016